Exhibit 10.1
Memorandum of Understanding
Between

ECCO2 Corp,

An Admitted NGO/CSO Member for United Nations Department of Economic

Social Affairs (“Party-1”),

Liberian National Institute for Global Studies,

An Affiliated NGO held within the Republic of Liberia

(“Party-2”)

Centre for Climate Change & Environmental Studies,

An Admitted NGO/CSO for United Nations Framework Convention on Climate

Change (“Party-3”),

Ministry of Planning & Economic Affairs for the Republic of Liberia (“Party-4”),

United World Charitable Fund,

A Beneficiary to Charles Schwab Charitable Trust Fund (“Party-5”)

Hereafter, all Parties collectively to be referred to as ECCO2 Civil Society

Network Programme for Liberia (“Programme”)

1.	Aim

1.1	This Memorandum of Understanding has been developed to;

●
Formalise and clarify the research and development study for carbon emissions reduction through use of energy efficiency, sustainable, and renewable energy solutions to support climate change, environment, agriculture, and social affairs, which will be supplied by RVPlus, Inc. (dba ECCO2 Tech) or any manufacturers or suppliers approved by the ECCO2 Civil Society Network for up to $10,500,000.00 USD for financial aid for 10-year project within the Republic of Liberia (“the Network”)

●
Formalise and clarify the research and development study for carbon offset development by establishing and managing a clean development mechanism (“CDM”), that shall be supported by the required documentation for United Nations and UNFCCC DOE, Cancun Agreement, and Kyoto Protocol

●
Formalise and establish a ten (10) year contract for goods and services provided by ECCO2 Corp and affiliated NGOs within 120 days from acceptance of this Letter by all Parties of Programme to support the Mission, which shall be fully guaranteed for payment by United World Charitable Fund and/or other financial aid programs supporting the Mission and Programme (“Contract”)

●	Formalise and clarify the relationship between all Parties collectively and the secretariat of the ECCO2 Civil Society Network.

1.2	The Memorandum of Understanding outlines the expectations that are placed upon each of the parties in their relationship of engagement as part of the ECCO2 Civil Society Network (ECSNL).

2.	Principles

2.1	All the Programme’s Network partners, staff, interns, consultants and the steering committee will work together to:

●	Raise awareness of relevant issues and their impact upon climate change, energy efficiency, mitigation, adaptation, and social development within Liberia

●
Inform and influence relevant policy makers, at both national and global level, about the impact of their policies and practices upon climate change, energy efficiency, mitigation, adaptation, and social development within Liberia (“the Mission”)

●
Enhance the skills, resources, and knowledge base with local, regional, and national government within Liberia to meet requirements of the Cancun Agreement and Kyoto Protocol currently active with United Nations Framework Convention on Climate Change

2.2	It is recognised that at the heart of the relationship between all parties of the Programme is the desire to maintain and further develop cooperation through;

●	The sharing of reliable, current, relevant and accurate information

●	The mutual development of clear, evidence based policy positions

●	Offering a range of support to enable partners to deliver direct services, for example through the provision of joint training, project deployment, or capacity building

●	The commissioning, support and development of appropriate and timely research and the dissemination of relevant findings

●	The engagement of timely, effective campaigning and targeted advocacy

●	The sharing of good practice within our Network of NGO partners

●
Promoting the principle that the Mission can participate in the development of a wide range of appropriate services, and where possible offering support and practical assistance to participatory initiatives involving the Mission

2.3	All partners must uphold the Mission based approach in their work. Partner organisations must,

●	Demonstrate commitment to promoting the Mission

●
Show a commitment to the full implementation of the United Nations Framework Convention on Climate Change and United Nations Department of Economic Social Affairs and promote the Programme’s Statement of Good Practice

●	Hold a relevant preparation, activities or vision statement for the Mission

2.4	All partners must demonstrate that their area of work is relevant to the work of ECSNL. Therefore partner organisations should engage in at least one of the following areas,

●	The provision of direct services to research and development, project development, monitoring, logistics, and management for Mission

●	The undertaking of research and analysis on relevant topics connected to the Mission

●
Engagement in lobbying and/or campaigning for relevant reforms regarding the Mission at national and/or global levels by participating in meetings and conferences held by Parties of Programme or the United Nations

2.5	In order to advance the Programme’s vision NGO members must be robust and have enough capacity to deliver on their objectives.

3.	The commitment from the Programme to Parties and associate members of the Network

The Programme will ensure that all Parties and associate members will;

●	Receive the biannual Programme newsletter

●	Be invited to participate in the biannual Network meetings

●	Receive Programme materials, for example position papers, revisions of the Statement of Good Practice

●	Benefit from association and support from other Network partners

4.	Financial Aid, Financing, Remunerations and Fees

4.1	A start-up fee for the Mission shall be disbursed to Party-2 in the form of a grant, in the amount of $10,000 (USD) paid by Party-5 upon acceptance of this Letter by all Parties.

4.2
A fee for the Mission participation, project development, and management will be disbursed to Party-2 in the form of a grant for the amount of Fifty Thousand Euro Dollars (50,000 Euros) paid by Party-5 upon submission and approval of grant application for Party-5

The grant disbursements for Party-2 will continue on a quarterly payment schedule in addition to a remuneration fee of ten percent (10%) of net sales revenue from goods and services invoiced to Party-5 upon completion of any Contract for goods or services of any duration that is established following this Letter

4.3.1
Party-5 will issue a letter of guarantee for payment to Party-4 in the form of a grant for the approved value and dollar amount to be used towards commercial invoice payments for goods and services from Schedule A of this Letter and the Contract

4.3.2	Party-4 agrees to cooperate with financial aid, credit insurance providers, couriers, lenders, suppliers, and the United Nations in order to meet objectives of the Mission

4.4	All partners, excluding party 2, 3, and 4 will be expected to pay their own travel, accommodations and other costs incurred in attending Network meetings

4.5	Network partners are encouraged to actively seek and identify potential donors who are private or based in their country who could make financial contributions to the work of ECSNL and the Mission

5.	Communication

5.1	Network partners will designate a named focal point that will lead on coordinating all ECSNL based activity within their organisation

5.2	The Programme will endeavour to arrange two Network meetings per year, which will be the main forum for discussion on the scope and direction of strategic plan and governance of the Programme.

5.3	A space will be provided on the Programme’s website or affiliated online databases for partners to communicate to each other.

5.4
The Programme will provide a template to aid partners in preparing a brief annual report. The report will be for internal uses only, though it is likely that the report will be drawn on to demonstrate the breath of the Programme’s work and to support funding applications, and will consider;

●	The ECSNL related work partners have undertaken in the previous year and the support they have received from ECSNL to assist with this.

●	The ECSNL related work partners are proposing to do in the forthcoming year.

●	A realistic identification of capacity and resources available to develop their work if suitable opportunities arose.

6.	Duration

This Memorandum of Understanding enters into force at the date of the signature of all Parties and shall remain in force until 15 st day of May 2014, unless terminated earlier by either of the parties, giving a 30-day notice to the other. The Memorandum of Understanding may be amended by agreement in writing between all the Parties collectively.

7.	The Agreement

In signing this Memorandum of Understanding the signatories below confirm that (Name of Agency in undersigned) shall be an associate member of the Programme. All parties agree to strive to deliver on the mutual commitments outlined at points 3 and 4 above and to uphold the principles as set out at point 2 above. All parties agree to resolve disputes through a process of consultation and engagement. However if a resolution is not forthcoming final decisions will be made by the steering committee.

(Signature page is continued onto page 7 of this Letter)

This Letter has been signed and accepted by the following parties:

[Party-1] ECCO2 CORP

26 December 2012

Cary Lee Peterson, President

Date

100 Congress Avenue, Suite 2000

Austin, TX 78701 USA

Phone: +1(512) 650-1020

Fax: +1(512) 650-1033

Email: lee@ecco2corpcorp.org

Corporate Seal for Party-1 provided below:

[Party-2] LIBERIAN NATIONAL INSTITUTE FOR GLOBAL STUDIES

kl. Jeffy ________________ 21/12/12

Signature Date

WILLIAM S. JEFFY Managing Director

[PRINT NAME]

Capitol Hill

Street Address

Monrovia, Liberia

Street Address (Continued)

City/Township and District/State/ or Province and Postal Code

+231886549343 simae70@yahoo.com

Contact Phone Contact Email

Corporate Seal for Party-2 provided below

(Signature page is continued onto page 8 of this Letter)

[Party-3] CENTER FOR CLIMATE CHANGE & ENVIRONMENTAL STUDIES

______________________ 26 December 2012

Signature Date

Dr. Aminu Zakari, Executive Director
5,Elbe Close. Minister's Hill
Panama Street. Maitama.
P.O.Box 19081, Area 10 Garki.
Abuja, Nigeria.
Phone: +234 803 821 3028
Email: Aminu.Zakari@center4climatechange.com

Corporate Seal for Party-3 provided below:

(Signature page is continued onto page 9 of this Letter)

Dec. 18, 2012

Mr. Luo Harrison — Date

Ag.Deputy Minister of Sectorial and Regional Planning –Monrovia

Capitol Hill, Monrovia

Street Address

Executive Planning Board

Street Address (Continued)

Monrovia, West Africa

City/Township and District/State/ or Province and Postal Code

0886746744 harrisonluo@yahoo.com

Contact Phone — Contact Email

Government Seal for Party-4 provided below:

MINISTRY OF PLANNING
ECONOMIC AFFAIRS

(Signature page is continued onto page 10 of this Letter

[Party-5] UNITED WORLD CHARITABLE FUND

Signature — 26 Dec 2012 Date

Amir Rafrouf Kalifah, Director/Fund Manager

United World Charitable Fund
601 Pennsylvania Ave. NW
South Building, Suite 900
Washington, District of Columbia 20004 USA
Phone: 202-380-9446
Fax: 202-380-9442

Corporate Seal for Party-5 provided below:

United World Charitable
26 December 2012
Authorized By: Director of Board
Amir Rafrouf Kalifah

EXHIBIT A
PURCHASE AND SALE AGREEMENT

FEDERAL MINISTRY OF PLANNING & ECONOMIC AFFAIRS	§
FOR THE REPUBLIC OF LIBERIA
§	KNOW ALL PARTIES BY THESE PRESENTS

THIS PURCHASE AND SALE AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered by and between RVPLUS, INC. DBA ECCO2 TECH (hereinafter referred to collectively as the “Seller”), and the FEDERAL MINISTRY OF PLANNING & ECONOMIC AFFAIRS FOR THE REPUBLIC OF LIBERIA for the use and benefit of the ECCO2 Civil Society Network Programme for Liberia (hereinafter referred to as the “Purchaser”).

WITNESSETH:

In consideration of the mutual covenants and provisions under which Seller agrees to sell, and Purchaser agrees to buy, the Goods and Services hereinafter described for the Purchase Price, under the terms and conditions set forth herein, the parties hereby agree as follows:

I. SALE AND PURCHASE.

1.01.Subject to the terms and conditions herein set forth, Seller agrees to sell, convey, and assign to Purchaser, and Purchaser agrees to purchase and accept from Seller, for the Purchase Price (hereinafter defined), all Seller’s right, credit, and interest in and to the following:

A.   Clean development mechanism for carbon emissions reduction through use of energy efficiency and renewable energy solutions supplied by Seller as specified in Section 1.1 of Memorandum of Understanding by all parties, collectively that are referred to as ECCO2 Civil Society Network Programme for Liberia for $10,500,000.00 USD for financial aid for 10- year project with payment schedule for first twelve months in amount of $1,500,000.00 USD and the balance due ($9,000,000.00 USD) divided into 108 incremental monthly invoices following the 12th month from affective date of this Sale and Purchase Agreement (the “Goods and Services”);

B.   The term “Goods and Services” also includes all durable goods, labour, consulting, and soft expenses for the Goods and Services,

C.   All Seller’s licenses and rights, if any, whether surface, subterranean, or aerial, pertinent to use of the Goods and Services; and 12

D. all plans, drawings, specifications, surveys, engineering reports, and other technical information relating to the Goods and Services, in possession of Seller.

The above listed items are herein collectively called the “Goods and Services.”

1.02. All of the Goods and Services shall be conveyed, assigned, and transferred to Purchaser at due date of proforma invoice(s) (hereinafter defined in Section 11.01).

II.          PURCHASE PRICE AND PAYMENT.

2.01. Purchaser agrees to pay Seller a total of $10,500,000.00 USD for Good and Services (“Purchase Price”), to be paid by grant funding disbursed to Purchaser.

2.02. The Purchase Price shall be paid in cash on due date of each proforma invoice from Seller. For purposes of this Agreement, “cash” means (i) cash, (ii) a cashier’s check drawn on a banking or other financial institution, (iii) wire transfer to the Seller, (iv) Purchaser-issued warrant, or (v) other agreed upon monetary transfer from the Purchaser to the Seller.

III.          CREDIT INSURANCE COMMITMENT.

3.01.   “Credit Insurance” shall mean a credit insurance provider for Goods and Services to be provided by Seller.

3.02. Within 180 days after the Effective Date (hereinafter defined) of this Agreement, Seller shall furnish and deliver to Purchaser, at Seller's sole cost and expense, an up-to-date commitment for credit insurance written and prepared by the Seller, covering the Good and Services, setting forth the status of credit insurance to the Goods and Services and all other matters of record affecting the Goods and Services, and binding the credit insurance provider(s) to issue a Credit, Political, and Risk Policy of Insurance. Seller shall furnish therewith original or true, legible copies of all documents referred to in the commitment for credit insurance that constitute encumbrances against the Goods and Services at the date of the credit commitment.

3.03. A credit commitment delivered under this Paragraph III must comply with the following requirements:

(a)   the exception for taxes must reflect only the current year and subsequent assessments for prior years due to change in Goods and Services use or ownership;

(b)   no exception shall be permitted for “rights of parties in possession”; unless the Purchaser and Seller agree to extend Seller’s possession beyond the due date of proforma invoice by executing a lease; and

3.04. Seller shall cause the Financial Aid to update the credit commitment if the Due date of proforma invoice will extend beyond thirty (30) days after the credit commitment’s effective date. In addition, Seller shall cause the Financial Aid to update the credit commitment within 72 hours prior to the date of the due date of proforma invoice.

IV. SURVEY.

4.01. It is acknowledged that Purchaser will provide Seller, at Purchaser's sole cost, a metes and bounds survey (“Survey”) of the Goods and Services showing the location of all easements, including all non-access easements, encumbrances, and encroachments, if any. Purchaser will cause the survey to be recertified to a date beyond the Effective Date of this Agreement, and the Survey shall include a Monitoring Report and Valuation Report survey of the Goods and Services according to United Nations standards. Purchaser shall deliver to the Financial Aid at least one (1) copy of the Survey.

4.02. The Survey shall be in form and substance acceptable to the Financial Aid and shall serve as the basis for deleting (to the maximum extent permitted by applicable regulations) the standard exception for discrepancies or conflicts in boundary lines from the Owner Policy described below in Section 11.02. This deletion of the survey exception shall be at Seller’s sole expense.

4.03. In the event the legal description of the Goods and Services contained in the Survey differs from the legal description attached to this Agreement, the legal description contained in the Survey shall be the correct description of the Goods and Services and incorporated into this Agreement and used in the Credit Commitment and all due date of proforma invoice documents; provided, however, that Seller shall not be obligated to convey any Goods and Services not owned by Seller.

V. ENVIRONMENTAL SITE ASSESSMENT.

5.01 Seller/Purchaser has conducted a Level 1 Environmental Site Assessment. If Seller is in possession of any reports, assessments or other documents or information relating to the environmental conditions of the Goods and Services, then Seller shall provide such documents or information to Purchaser within ninety (90) days of execution of this Agreement. Until the date of the Due date of proforma invoice, Purchaser shall have the right to access the Goods and Services for the purpose of further inspecting the Goods and Services to determine environmental and site conditions.

5.02. Notwithstanding any other term or condition of this Agreement to the contrary, in the event the Purchaser determines, in its sole discretion, prior to the Due date of proforma invoice, that the Goods and Services is unsuitable for its purposes for any reason or that the purchase of the Goods and Services is not in the best interest of the ECCO2 Civil Society Network Programme for Liberia, Purchaser shall have the right to terminate this Agreement by written notice to Seller.

VI. DOCUMENTS AND INFORMATION.

6.01. Within fifteen (15) business days after the Effective Date of this Agreement, Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

A.   Legible copies of any and all leases currently in effect, if any, including all amendments and modifications thereof and any related records; and

B.   To the extent Seller has not already provided, copies of all engineering and technical reports, documents or other information that relate to the Goods and Services including, without limitation, reports concerning utilities, infrastructure, environmental conditions, soils testing reports, and reports of environmental or hazardous waste inspections or surveys; and

C.   A copy of each zoning ordinance, restrictive covenant, deed restriction, Goods and Services use limitation, other Goods and Services use document, and licenses and other agreements affecting the use of the Goods and Services; and

D.   Copies of any correspondence received in the preceding twelve (12) months regarding zoning, re-development of specific districts affecting the Goods and Services or adjacent or nearby properties; and

E.   Copies of any plans, specifications, blueprints of any improvements on the Goods and Services; warranties, guarantees, maintenance/service agreements, and manuals relating to any equipment, machinery, or systems on the Goods and Services; vendor agreements servicing any of the same; fire protection and alarm equipment manuals and inspection reports; annual budget for the last and current fiscal year of operating the Goods and Services and grounds; a list of any personal Goods and Services that would be included in the conveyance; roof and parking lot installation or repair reports; and copies of a current bill for any utilities serving the Goods and Services.

6.02. The documents described in this Section are herein collectively called the “Documents,” and the information contained in the Documents is herein collectively called the “Information.”

VII. SURVEY OR CREDIT OBJECTIONS.

7.01. Purchaser shall have twenty (20) days to review the Credit Commitment and copies of all items referred to therein, the Survey, and the Documents and to deliver in writing to Seller any objections Purchaser may have as a result of such review (“Objections”); provided, however, no objections shall be made by Purchaser to the Financial Aid's standards. Seller and Purchaser agree that this review period shall not commence until Purchaser has received (1) a Credit Commitment in compliance with Paragraph III, (2) a Survey in compliance with Paragraph IV, and (3) Documents under Paragraph VI. Permitted Exceptions shall be those matters, if any, shown on the Survey or listed as exceptions in the credit commitment which are not removed or cured in the manner provided in this Agreement (herein referred to as the “Permitted Exceptions”).

7.02. Within ten (10) days following receipt of Purchaser’s Objections, Seller shall either (i) diligently and in good faith remedy or remove all such Objections, or (ii) provide written notice to Purchaser of Seller’s intent not to cure such Objections.

7.03. Upon the curing of the Objections, Seller shall provide Purchaser with an updated credit commitment for credit insurance prepared by the Financial Aid, or Purchaser shall provide Seller with a corrected Survey, as may be required. Purchaser shall then be allowed an additional ten (10) days in which to examine the updated credit commitment or corrected Survey and provide written notice to Seller of further Objections arising from changes in the updated credit commitment, if any.

7.04. If Objections are not cured to Purchaser's satisfaction, Purchaser, at Purchaser's option, may, as its sole remedy, elect either to: (i) cancel this Agreement, in which event neither Purchaser nor Seller shall have any further rights or obligations under this Agreement, and this Agreement shall terminate; or (ii) take credit to the Goods and Services in its existing condition without reduction of the Purchase Price, and if Purchaser does so elect, Seller shall deliver credit to the Goods and Services in such condition, subject to the Objections which shall become additional Permitted Exceptions; provided, however, that Seller at its sole cost shall be obligated to cure or remove at or before Due date of proforma invoice all mortgages, deeds of trust, judgment liens, mechanics and materialmen's liens, and other liens against the Goods and Services, whether or not Purchaser objects thereto during the cure period specified above. In addition to the foregoing, Purchaser may elect to cure any Objection and following cure may deduct any costs incurred in such curative efforts from the Purchase Price. In the event Purchaser elects to undertake cure of any Objection and is unable to cure same within ten (10) days following the date the Objection was made, Purchaser shall have the right to avail itself of any legal or equitable remedy available to it with respect to such credit default.

7.05. If Purchaser fails to notify Seller of the Objections within the time period provided for in this paragraph, or if after making any objections, fails to terminate this Agreement, as provided above, within ten (10) days after the expiration of Seller's ten (10) day cure period, then Purchaser shall be deemed to have waived any such Objections, which shall be considered additional Permitted Exceptions for purposes of this Agreement, and the Goods and Services shall be purchased subject to such Permitted Exceptions other than the liens described in this Paragraph (Survey or Credit Objections), which Seller is obligated to cure or remove, without reduction of the Purchase Price.

VIII. SELLER'S REPRESENTATIONS, WARRANTIES, AND COVENANTS.

8.01. Seller hereby represents and warrants to, and covenants with Purchaser as follows:

A.   Seller has full right, power, and authority to execute and deliver this Agreement and to consummate the purchase and sale transaction provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties. This Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

B.   There are no parties in possession of any portion of the Goods and Services as lessees, tenants at sufferance, or trespassers who have claimed or may claim adversely to the Seller. The Goods and Services shall be delivered free of all tenants and other parties in possession, if any, on date of Due date of proforma invoice.

C.   Seller acknowledges that Purchaser will rely upon the Documents and Information delivered to Purchaser by Seller to satisfy itself with respect to the condition of the Goods and Services. Seller, in the event Seller discovers that the Documents or Information delivered to Purchaser hereunder are incomplete, inaccurate, or misleading, due to the passage of time or intervening circumstances, will promptly notify Purchaser of such changes and supplement such Documents or Information with updated Documents or Information.

D.   Except as stated below, there are no actions, suits, claims, assessments, or proceedings pending or, to the knowledge of Seller, threatened that could adversely affect the ownership, operation, or maintenance of the Goods and Services or Seller's ability to perform hereunder which will not be cured or dismissed prior to Due date of proforma invoice. Seller’s obligation with regard to litigation and any mechanic’s liens existing prior to the Effective Date will be met by delivery of the Warranty Deed and Owner Policy without any exceptions for such litigation and mechanics liens.

E.   To the best of Seller’s knowledge and belief, there is no pending or threatened condemnation or similar proceeding affecting the Goods and Services, or any part thereof, nor is any such proceeding contemplated by any governmental authority.

F.   The Goods and Services, to the best of Seller’s knowledge, has not been used as a Goods and Servicesfill or other waste/by-product disposal facility, or for the storage or disposal of any hazardous or toxic substances, nor is there any adverse fact or condition relating to the Goods and Services which has not been specifically disclosed in writing by Seller to Purchaser.

G.   The Goods and Services is not located within the boundaries of any municipal utility district, public utility district, or other similar public body. The Goods and Services is not located within an area designated as being subject to special flood hazards by the Army Corp of Engineers, the Federal Insurance Administration, or any other agency or instrumentality having jurisdiction over the Goods and Services.

H.   The Goods and Services has full and free uninterrupted access to and from a publicly dedicated street or road. Seller has no knowledge of any fact or condition which would result in the termination or diminution of such access.

I.   To the best of Seller’s knowledge and belief, Seller has complied with all applicable laws, ordinances, regulations, statutes, rules, and restrictions pertaining to and affecting the Goods and Services. Performance of this Agreement will not result in any breach of, or constitute any default under, or result in any imposition of, any lien or encumbrance upon the Goods and Services and any agreement or other instrument to which Seller is a party or by which Seller or the Goods and Services might be bound.

J.   All bills and other payments due and owing by Seller with respect to the ownership, operation, and maintenance of the Goods and Services have been paid or will be paid in the ordinary course of business. Seller specifically agrees to pay all taxes due and owing for any   reason by or upon Due date of proforma invoice. Seller further agrees to pay its pro-rata share of all taxes accrued up to the date of Due date of proforma invoice.

K.   To the best of Seller’s knowledge and belief, the Goods and Services is zoned for office use, and no change is contemplated in any applicable laws, ordinances, or restrictions, or any judicial or administrative action, or any action by adjacent Goods and Services owners, or natural or artificial conditions upon the Goods and Services which would prevent, limit, impede, or render infeasible Purchaser’s contemplated use of the Goods and Services.

L.   From the date hereof until the date of Due date of proforma invoice, Seller shall: (i) maintain and operate the Goods and Services in a good and businesslike manner in accordance with good and prudent business practices; (ii) not commit or permit to be committed any waste to the Goods and Services; and (iii) not enter, without the prior written consent of Purchaser, into any agreement, execute any instrument, or take any action that would encumber the Goods and Services after Due date of proforma invoice, that would bind Purchaser or the Goods and Services after Due date of proforma invoice, or that would be outside the normal scope of maintenance and operation of the Goods and Services.

M.   Seller has not received any written notice of any violation of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Goods and Services or any portion thereof or its condition.

N.   Seller, except as provided in this section, agrees that it will not voluntarily enter into or assume any new contracts or obligations for which Purchaser will have liability after Due date of proforma invoice with regard to the Goods and Services which are in addition to, or different from, those furnished and disclosed to Purchaser.

O.   Seller will not impair prior to Due date of proforma invoice, the existing water, sewer, gas and electricity lines, storm sewer, and other utility systems on the Goods and Services.

8.02. If Seller has or acquires notice or actual knowledge that any of Seller's representations, warranties and covenants set forth in this section are untrue or inaccurate in any material respect or if on or before Due date of proforma invoice there is any material change with respect to the matters represented and warranted by Seller pursuant to this section, then Seller shall give Purchaser prompt written notice thereof and Purchaser, in its sole discretion, shall have the right to terminate this Agreement.

8.03. All representations, warranties and covenants made by Seller in this Agreement shall survive the Due date of proforma invoice for a period of five (5) years from the date of Due date of proforma invoice. If Purchaser shall, within five (5) years after the date of Due date of proforma invoice, discover a material breach of any of Seller's representations, warranties, or covenants contained in this Agreement, Purchaser shall give written notice thereof to Seller and make a demand for completion of necessary corrective action, or in the alternative, payment of damages calculated to remedy the breach identified by Purchaser, within sixty (60) days after receiving written notice to do so. Purchaser may initiate an action to remedy such breach within ninety (90) days after Seller's failure to cure the breach within the allowed sixty (60) day period. The provisions of this paragraph shall continue and survive the Due date of proforma invoice for the five (5) years period specified herein.

IX. INSPECTION AND ACCESS TO GOODS AND SERVICES.

9.01. In addition to any other rights granted to Purchaser hereunder to terminate, cancel, or rescind this Agreement, Purchaser shall have the right to investigate and inspect the Goods and Services at any and all times with any and all such inspections to be at Purchaser's sole risk and expense. Purchaser shall further have the right to engage in preliminary site activities related to the design phase at Purchaser’s sole risk and expense. Purchaser shall give Seller reasonable advance notice of any proposed inspection. Seller shall cooperate in making available to Purchaser access to the Goods and Services and to any records and information relative thereto in Seller's possession which will facilitate such inspection, examination, investigation, testing, analysis, or appraisal as Purchaser may wish to conduct with respect to the Goods and Services. It is stipulated and understood, in connection with such inspections, that Purchaser shall conduct its inspections, examinations, investigations, testing, analyses, or appraisals of the Goods and Services in a manner that will not damage the Goods and Services, nor unnecessarily interfere with any business activity on the Goods and Services.

9.02. If for any reason whatsoever, Purchaser determines that it does not wish to purchase the Goods and Services, Purchaser shall have the right to terminate the Agreement by giving written notice of such termination to Seller in the manner provided for herein. If Purchaser terminates this Agreement pursuant to this Paragraph, all rights, interests, duties, obligations, liabilities, and promises of Purchaser and Seller shall be revoked, cancelled, and null and void. In the event Purchaser terminates this Agreement, Purchaser agrees to deliver to Seller copies of any and all documents, reports, or other information obtained by Purchaser pertaining to the Goods and Services.

X. SPECIAL PROVISIONS AND CONDITIONS PRECEDENT.

10.01. Purchaser’s obligations and performance under this Agreement are authorized pursuant to laws of United Nations and Republic of Liberia.

10.02. It is understood and agreed between Purchaser and Seller that there are certain statutory matters and other items required by law concerning the State's right to purchase the Goods and Services. It is agreed and understood that Purchaser promptly will undertake actions to accomplish the following:

A.   Issuance of a state warrant in such amounts as will be sufficient to fund the purchase of this Goods and Services as contemplated by this Agreement and to provide the sums necessary to complete due date of proforma invoice of the purchase of the Goods and Services; and

B.   any other conditions precedent necessary to protect the State.

10.03. At least twenty (20) days prior to Due date of proforma invoice, Seller shall provide Purchaser with written notice with respect to all water, utility, hospital, drainage, road and other special taxing districts within which the Goods and Services is situated. If the Goods and Services is situated within Republic of Liberia, then at or prior to the Due date of proforma invoice, Seller agrees to give Purchaser the written notice required by that provision, and Purchaser agrees to sign and acknowledge such notice to evidence receipt thereof.

10.04. It is understood and agreed between Purchaser and Seller that each of the above items constitute Conditions Precedent, each and all of which must be met prior to the State being able to purchase under this Agreement, and which must be met prior to Due date of proforma invoice. Upon failure of one or more Conditions Precedent to occur, this Agreement shall terminate by its own terms and be void and of no further effect.

XI. DUE DATE OF PROFORMA INVOICE AND POSSESSION.

11.01. Providing Seller has satisfied its obligations hereunder, this transaction shall close no later than ninety (90) days following the Effective date (or the next business day) (the “Due date of proforma invoice”). The Due date of proforma invoice shall be at a time to be designated by mutual agreement with notices of the time and place to be given as provided herein. Unless otherwise specified, Purchaser shall receive and return all due date of proforma invoice documents by overnight mail.

11.02. At the Due date of proforma invoice, the following shall occur:

A.      Warranty Deed. Seller shall execute, acknowledge, and deliver its Warranty Deed, substantially in the form of Exhibit B, conveying to Purchaser credit to the Goods and Services in fee simple, subject only to the Permitted Exceptions, and assigning to Purchaser the warranties, if any, of any predecessor in Seller's chain of credit which may be assigned by Seller. The proper legal description of the Goods and Services shall be the description used in the Survey; provided however, that nothing herein shall obligate Seller to convey to the Purchaser any Goods and Services not owned by Seller.

B.      Owner's Credit Policy. The Financial Aid shall, at Seller's sole cost and expense, a standard form of Owner’s Policy of Credit Insurance as prescribed by the credit insurance provider dated as of the Due date of proforma invoice date and issued by the Financial Aid, insuring Purchaser's fee simple credit to the Goods and Services in the full amount of the Purchase Price, subject to the Permitted Exceptions, and said Owner Policy shall also be subject to the following matters:

1.   The standard printed exceptions provided for in the standard form of credit insurance approved by Financial Aid;

2.Any deletion of the survey exception shall be at Seller’s sole expense ; and

3.   Exception of lien for taxes shall be limited to current tax year and subsequent assessments for prior years due to change in Goods and Services use or ownership.

C.     Ad Valorem Taxes and Assessments. Seller shall be responsible for all ad valorem taxes and assessments on the Goods and Services for all periods prior to Due date of proforma invoice. Purchaser is a tax-exempt entity and shall be responsible for no ad valorem taxes whatsoever. Seller's ad valorem tax liability survives due date of proforma invoice and  includes liability for rollback taxes, if any.

D.     Apportionments. Liability and responsibility for the following items shall be apportioned as indicated:

1.      Purchaser shall be responsible for the payment of all operating expenses of the Goods and Services attributable to periods commencing on or after due date of proforma invoice and the Seller shall be responsible for the payment of all operating expenses of the Goods and Services incurred for all prior periods.

E.      Seller shall supply evidence satisfactory to Purchaser and the Financial Aid that:

1.      The person executing and delivering the due date of proforma invoice documents on behalf of Seller has full right, power and authority to do so;

2.      Seller's United States tax payer identification number is true and correct; and 20

3.      Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of the United States of America of 1954, as amended and otherwise is in compliance with §1.1445-2T of the regulations thereunder.

F.      Upon completion of the Due date of proforma invoice, Seller shall deliver to Purchaser possession of the Goods and Services free and clear of all tenancies of every kind and other parties in possession, unless otherwise agreed to by the parties in writing; provided, however that such writing shall be attached to this Agreement as an exhibit and incorporated by reference for all purposes. In addition, Seller shall deliver to Purchaser possession of the Goods and Services in substantially the same condition as on the Effective Date.

G.      Purchaser shall deliver the purchase price, to be paid by a warrant drawn on the ECCO2 Civil Society Network Programme for Liberia.

H.      Purchaser shall deliver reasonable evidence of authority to purchase the Goods and Services as may be requested by Seller.

I.        Costs and Fees. Seller shall be solely responsible for and shall pay for the following items or cause these items to be credited to Purchaser at due date of proforma invoice: tax certificates, owner's credit policy, any fees related to corrections to the credit commitment or deletion of the survey exception; escrow fees, Seller's attorney fees, tax prorations, preparation of releases of liens, and recording fees for all releases of liens and other documents save and except the costs of recording the Warranty Deed. All documents prepared by Seller shall be  furnished to Purchaser at least seven (7) days prior to Due date of proforma invoice for  approval. Purchaser shall be responsible for the following items: survey, inspection fees, Purchaser's attorney fees, preparation of the Warranty Deed, escrow fees, and recording fees for the deed.

J.       Due date of proforma invoice Documents. Purchaser shall be responsible for the preparation of the Warranty Deed. Seller shall be responsible for the preparation of all releases of liens, contracts or other items necessary to consummate the due date of proforma invoice. All documents shall be subject to approval by the other party. Seller shall deliver to the Purchaser a “bills paid affidavit” verifying that it has no knowledge of any unpaid bills or claims for labor performed or materials furnished to the Goods and Services prior to due date of proforma invoice. All documents prepared by Seller shall be furnished to Purchaser at least seven (7)  days prior to Due date of proforma invoice for approval.

XII. DEFAULT.

12.01. If Seller fails to perform any of Seller's obligations hereunder for any reason other than the termination of this Agreement by Seller or Purchaser pursuant to any right to terminate expressly set forth in this Agreement, or Purchaser's failure to perform Purchaser's obligations under this Agreement, then Purchaser, at Purchaser's option, shall have the right to terminate this Agreement by giving written notice thereof to Seller, whereupon neither Purchaser nor Seller shall have any further rights or obligations hereunder; provided, however that Purchaser shall have the absolute right, upon written notice and demand, to the return in full of all or any portion of the Purchase Price as may have been deposited by Purchaser with the Seller or the Financial Aid prior to or at Due date of proforma invoice. Alternatively, Purchaser may enforce specific performance hereof. The foregoing shall be Purchaser’s only remedies.

12.02. If Purchaser fails to perform any of Purchaser's obligations hereunder for any reason other than the termination of this Agreement by Seller or Purchaser pursuant to any right to terminate expressly set forth in this Agreement, or Seller's failure to perform Seller's obligations under this Agreement, then Seller shall have the right to terminate this Agreement by giving written notice thereof to Purchaser, whereupon neither Purchaser nor Seller shall have any further rights or obligations hereunder. Alternatively, Seller may enforce specific performance hereof, if permitted by law. The foregoing shall be Seller's only remedies.

XIII. CASUALTY.

13.01. Seller shall bear all risk of loss or damage to the Goods and Services from all causes until the due date of proforma invoice; provided, however, Seller shall have no obligation to repair such loss or damage. Seller agrees to maintain its present policies of insurance, if any, on the Goods and Services in full force and effect from the date hereof to and including the due date of proforma invoice date.

13.02. If prior to the due date of proforma invoice improvements on the Goods and Services shall be damaged or destroyed by fire, loot, or other casualty, Purchaser may either terminate this Agreement by written notice to Seller or elect to close. If Purchaser elects to close, despite such damage or destruction, Seller shall allow Purchaser to deduct the cost or value of such improvements from the Purchase Price. Any of the aforesaid remedies may be utilized in conjunction with any other remedy at Purchaser’s option.

13.03. If the extent of damage or the amount of insurance proceeds to be made available is not capable of determination prior to the date of the Due date of proforma invoice, either party by written notice to the other may postpone the date of the Due date of proforma invoice to such date as shall be designated in such notice, but not more than sixty (60) days later.

XIV. FEDERAL TAX REQUIREMENT FOR “FOREIGN PERSONS.”

14.01. If Seller is not a “foreign person,” as defined in Section 1445 of the Internal Revenue Code of 1954, as amended, and in the Rules and Regulations promulgated by the Treasury Department incident thereto (hereinafter collectively referred to as the “Tax Code”), then at the Due date of proforma invoice, Seller will deliver to Purchaser an Affidavit in the form of Exhibit C so stating and otherwise complying with Tax Code (herein referred to as the “Affidavit as to Foreign Status”).

14.02. If Seller is a “foreign person” or if Seller fails to deliver at the due date of proforma invoice the Affidavit as to Foreign Status, subscribed and sworn to as described above, then, in either such event, the Financial Aid is hereby authorized to withhold from the Purchase Price otherwise payable to Seller, all sums required to be withheld by Purchaser under the Tax Code, and the Financial Aid will deliver such amount withheld to the Internal Revenue Service, together with the appropriate forms prescribed by the Department of the Treasury, Internal Revenue Service (with copies being provided both to Seller and to Purchaser).

XV. MISCELLANEOUS PROVISIONS.

15.01. Effective Date. The term “Effective Date” as used herein shall mean the date on which Purchaser executes this Agreement and delivers a fully executed counterpart to the Seller.

15.02. Notice. Any notice, demand or request permitted, required or desired to be given in connection with this Agreement shall be in writing and shall be deemed effective if hand delivered or sent by United States certified or registered mail, return receipt requested, postage prepaid, or sent by private, receipted courier guaranteeing same-day or next-day delivery, addressed as follows:

IF TO PURCHASER:	COPY TO:
MINISTRY OF PLANNING AND ECONOMIC AFFAIRS FOR THE REPUBLIC OF LIBERIA
CAPITOL HILL,
MONROVIA, REPUBLIC OF LIBERIA – WEST AFRICA
ATTN: MR. LUO HARRISON
AG. DEPUTY MINISTER OF SECTORIAL AND REGIONAL PLANNING

IF TO SELLER:	COPY TO:
RVLUS, INC. DBA ECCO2 TECH
2500 PLAZA 5 – SUITE 2500, HFC
JERSEY CITY, NJ 07311
ATTN: CARY LEE PETERSON, CEO

15.04. Time is of the Essence. Time is of the essence in all matters pertaining to the performance of this Agreement. In the event that Seller shall fail for any reason to comply with the time requirements set forth in this Agreement, then the time for Purchaser's response shall be extended for a like period, at Purchaser's discretion, or this contract may be terminated as authorized under Article XII.

15.05. Authority to Contract. The parties to this Agreement warrant and represent to one another that they have the power and authority to enter into this Agreement in the names, credits, and capacities herein stated and on behalf of any entities, persons, estates or firms represented or purported to be represented by such person, and that each has complied with all formal requirements necessary or required by any State and/or federal law in order for each to enter into this Agreement.

15.06. Binding Effect. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, personal representative, successors and assigns. This Agreement may not be assigned without express prior written consent of Purchaser and Seller.

15.07. Governing Law and Venue. The terms, provisions and conditions of this Agreement shall be governed by and construed in accordance with the laws of the ECCO2 Civil Society Network Programme for Liberia. Venue for any cause of action, controversy or dispute regarding this Agreement or the subject matter hereof shall be in the Republic of Liberia. Nothing herein shall be construed as a waiver of the State's sovereign immunity.

15.08. Rule of Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement, and the parties hereby agree that the normal rule of construction (to the effect that any ambiguities are to be resolved against the drafting party) shall not be employed in the interpretation of this Agreement or any amendments or exhibits thereto.

15.09. Severance. In case any one or more of the provisions of this Agreement for any reason shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein.

15.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not modify or affect this Agreement in any manner whatsoever. Wherever required by this context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.

15.11. Contract as Offer. Seller shall have until July 15, 2013, to execute this Agreement in the space provided for Seller's signature and delivering such executed Agreement to Purchaser.

15.12. Survival. Any portion of this Agreement not otherwise consummated at due date of proforma invoice shall survive the Due date of proforma invoice of this transaction as a continuing agreement and obligation of and between the parties for a period of ten (10) years. The parties further stipulate and agree that they intend that this Agreement shall survive any action or proceeding necessary to confirm or obtain Seller's credit to the Goods and Services.

15.13. Consideration. Upon execution of this Agreement, Purchaser has delivered to Seller, and Seller hereby acknowledges the receipt and sufficiency of the independent consideration, as consideration for Purchaser's right to buy the Goods and Services and for Seller's execution, delivery, and performance of this Agreement. The independent consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, is nonrefundable, and shall be retained by Seller notwithstanding any other provision of this Agreement.

15.14. Entire Agreement. This Agreement is the entire agreement between Seller and Purchaser concerning the sale and purchase of the Goods and Services. All prior and contemporaneous agreements of the parties are merged herein, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound.

THE PARTIES within the Memorandum of Understanding, collectively known as ECCO2 Civil Society Network Programme for Liberia shall constitute an original agreement, by Purchaser on this 26th day of December 2012.